EXHIBIT 99.1
                                                                    ------------



                              FAB INDUSTRIES, INC.

 200 MADISON AVENUE * NEW YORK, N.Y. 10016 * (212) 592-2700 * FAX (212) 689-6929


FOR IMMEDIATE RELEASE:                                  FAB INDUSTRIES, INC.
                                                        200 MADISON AVENUE
                                                        NEW YORK, N.Y. 10016



NEW YORK, N.Y. - November 14, 2003 - Fab Industries, Inc (AMEX: FIT) announced today that the Special Committee of Fab's Board of Directors, which was appointed on October 23, 2003, following receipt by Fab of a management-led buyout group's preliminary, non-binding offer for all of Fab's assets, has begun to consider the offer and to review various alternatives to maximize stockholder value. The buyout group's offer was to acquire Fab's business as a going concern for approximately $19.5 million (or $3.75 per share). The Special Committee is comprised of Fab's independent directors, Martin B. Bernstein, Lawrence H. Bober, Frank S. Greenberg and Richard Marlin. The Special Committee expects to work closely with its advisors with the goal of maximizing stockholder value, consistent with the Plan of Liquidation and Dissolution approved by Fab stockholders on May 30, 2002.

On November 10, 2003, a stockholder filed a complaint in Delaware Chancery Court, captioned Belanger v. Fab Industries, Inc. et. al., Del. Ch., C.A. No. 054-N, naming as defendants the Company and each of its directors, seeking class certification, preliminary and permanent injunctions against the proposed management-led buyout, and unspecified damages. The complaint alleges breaches of fiduciary duties and violations of the Delaware General Corporate Law. The Company and the directors intend to defend the suit vigorously.

Except for historical information, the matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results to differ materially, including, but not limited to, the following: whether or when the transaction contemplated by the management-led offer will be consummated; our ability to find qualified buyers for our assets; overall economic and business conditions; our continuing ability to support the demand for our goods and services; competitive factors in the industries in which we compete; changes in government regulation; changes in tax requirements (including tax rate changes, new tax laws and revised tax interpretations); interest rate fluctuations and other capital market conditions, including foreign currency rate fluctuations; material contingencies provided for in a sale of our assets; de-listing of our common stock from the American Stock Exchange; our ability to retain key employees during any wind down period; and any litigation arising as a result of our plan to wind down our operations. Additional risks are discussed in the

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Company's filings with the Securities and Exchange Commission, including the
Company's annual report on form 10-K for the year ended November 30, 2002. These risks and uncertainties should be considered in evaluating any forward-looking statements contained in this press release.

                     WEBSITE: HTTP://WWW.FAB-INDUSTRIES.COM





CONTACT INFORMATION:

David Miller                                    James Dubin
Vice President - Chief Financial Officer        Partner
Fab Industries, Inc.                            Paul, Weiss, Rifkind, Wharton &
                                                Garrison LLP
(212) 592-2865                                  (212) 373-3026
david.miller@fab-industries.com                 jdubin@paulweiss.com